Exhibit Number 99

March 25, 2002


Contact:	Joseph F. Kruy
Cambex Corporation
(781) 890-6000


                            CAMBEX CORPORATION COMPLETES
                         ACQUISTION OF SUPER PC MEMORY, INC.

WALTHAM, MA - March 25, 2002 - Cambex Corporation (OTCBB:CBEX), a leading supplier of memory products and storage area network solutions, today announced it has completed the acquisition of Super PC Memory, Inc., of Irvine, California. Super PC Memory is a leading provider of memory products for servers, workstations, desktop PCs and laptops. Cambex can now offer the industry one of the most complete memory product lines enabling enterprise customers to look for a single source supplier when upgrading their computer systems.

  	"Cambex's high-end memory and Fibre Channel infrastructure products for mainframes and enterprise servers complement well the low-end memory products and the strong sales organization of Super PC Memory," said Joseph F. Kruy, Chairman and CEO of Cambex. "With this acquisition we are well positioned to address our customers' needs in the coming business recovery."

Super PC had revenues of approximately $22,000,000 in 2001. It will be operated as a wholly owned subsidiary of Cambex Corporation. The company will account for the transaction using the purchase method of accounting. The purchase price includes the issuance of Cambex common stock and payments based on the profit performance of the subsidiary over the next three years.

About Cambex Corporation

Cambex Corporation, headquartered in Waltham, MA has been supplying high-performance, high-availability memory and storage solutions for more than 30 years. The company's products include memory for enterprise servers, workstations, and PCs as well as Fibre Channel infrastructure products and disk array systems for building storage area networks. Cambex products have been installed in many Fortune 1000 data centers worldwide. Cambex Corporation can be reached at 781-890-6000 or on the World Wide Web at www.cambex.com. Super PC Memory, Inc. can be reached at 800-752-1109 or on the World Wide Web at www.superpc.com.

    Forward-looking statements are made in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements are subject to risks and uncertainties, including, without limitation, the timing of new announcements or product introductions by the Company and its competitors, the hiring and retention of key employees, competitive pricing pressures, dependence on third parties for components and products, general economic conditions in the United States and international markets, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.